Exhibit 99.1

AMMO, Inc. Reports Financial Results for Third Quarter Fiscal 2022

Record Net Revenues of $64.7 Million Including Marketplace Revenue of $17.6 Million

Diluted EPS of $0.07 Compared to ($0.04)

Adjusted EPS of $0.14 Compared to $0.02

Reiterates Fiscal 2022 Outlook of $250 Million of Revenue and $80 Million of Adjusted EBITDA

SCOTTSDALE, AZ, February 14, 2022 (GLOBE NEWSWIRE) — AMMO, Inc. (Nasdaq: POWW, POWWP) (“AMMO” or the “Company”), a leading vertically integrated producer of high-performance ammunition and components and operator of GunBroker.com, the largest online marketplace serving the firearms and shooting sports industries, today announced results for its third quarter of fiscal 2022 ended December 31, 2021.

Third Quarter Fiscal 2022 versus Third Quarter Fiscal 2021:

●	Net revenues increased 289% to $64.7 million
●	Gross profit margin was 34.8% compared to 20.1%
●	Net income was $9.1 million compared to a net loss of $1.9 million
●	Diluted EPS of $0.07 compared to ($0.04), a 275% increase; Adjusted EPS of $0.14 compared to $0.02, a 600% increase
●	Adjusted EBITDA was $20.1 million versus $2.4 million, a 752% increase
●	100% of our production for 2022 has been sold

Marketplace Metrics - Third Quarter Fiscal 2022

●	Revenue of $17.6 million
●	New user growth averaged 55,000 per month
●	Number of auctions increased 33.4% year-over-year
●	Average take rate increased to 5.4% versus 4.6% a year ago
●	Loyalty program revenue increased 8.8% year-over-year

“We delivered another outstanding quarter reflecting strong execution by our team on key growth initiatives around innovation, expanding capacity, and leveraging the incredible power of our Marketplace platform,” said Fred Wagenhals, AMMO’s Chairman and Chief Executive Officer. “Total revenues were up 289% driven by broad-based gains across our business. Our profitability also continued to improve dramatically, fueled by our growing mix of Marketplace revenue and operational efficiencies stemming from our enhanced scale. Industry trends and the underlying demand for our products remain very strong and we are confident in our ability to continue delivering significant growth and improving margins. We also recently announced a $30 million share repurchase authorization, underscoring our positive outlook and commitment to driving shareholder value.”

Third Quarter Fiscal 2022 Results

Net revenues of $64.7 million in the third quarter increased 289% compared to the prior year period, reflecting the ongoing strength of demand for both our proprietary and standard ammunition products, as well as continued momentum in our marketplace platform, GunBroker.com. Ammunition sales totaled $44.1 million compared to $12.8 million in last year’s third quarter, an increase of 243%. Marketplace revenue was $17.6 million for the quarter with no comparable year-earlier period due to the timing of the acquisition at the end of April 2021.

Gross profit was $22.5 million in the third quarter versus $3.3 million in the year-earlier period, driven by strong growth in Ammunition along with incremental revenue from our Marketplace segment. Gross profit margin was 34.8% in the third quarter, compared to 20.1% in last year’s third quarter. As we prepare for our new facility and planned capacity increases coming online in the second quarter of our next fiscal year, we have added additional labor and overhead expenses in this reported quarter in order to make for a swift transition, contributing to a temporary compression in our ammunition segment margin from our previous quarter, which we expect to benefit from in our next fiscal year.

Operating expenses were $11.9 million for the third quarter of fiscal 2022, compared to $3.8 million for the third quarter of fiscal 2021, an increase of $8.1 million. The majority of the increase was related to $5.6 million in additional operating expenses attributable to GunBroker.com, including $3.3 million of non-cash incremental depreciation and amortization. As a percentage of sales, operating expenses declined by 18.8% year-over-year to 18.4% in the third quarter of fiscal 2022, driven by operating leverage, manufacturing scale and the mix shift in favor of higher margin Marketplace revenues.

Operating income for the third quarter of fiscal 2022 was $10.6 million, compared to an operating loss of $0.4 million in last year’s third quarter.

Net income was $9.1 million in the third quarter of fiscal 2022, compared to a net loss of $1.9 million in the third quarter of fiscal 2021. Net income available to common shareholders was $8.3 million or $0.07 per fully diluted share versus a net loss of $1.9 million and ($0.04) per fully diluted share in the third quarter of fiscal 2021. Adjusted net income per diluted share was $0.14 versus an adjusted net income per share of $0.02 in the prior year quarter, a 600% increase.

Adjusted EBITDA was $20.1 million in the third quarter of fiscal 2022, compared to adjusted EBITDA of $2.4 million a year earlier, a 752% increase.

Outlook

We are reiterating our fiscal 2022 guidance and continue to expect revenue of at least $250 million and Adjusted EBITDA of $80 million for the year ending March 31, 2022.

Conference Call

Management will host a conference call to discuss the Company’s third fiscal quarter 2022 results at 5:00 p.m. ET today, February 14, 2022. To participate in the conference call, please join by dialing 1-877-407-0789 (domestic), 1-201-689-8562 (international), or via webcast https://protect-us.mimecast.com/s/vXOuCpYRkxI5poLwtGtpG5?domain=viavid.webcasts.com at least 5-10 minutes prior to the scheduled start and follow the operator’s instructions. When requested, please ask for the “AMMO, Inc. Third Quarter Fiscal 2022 Earnings Call.”

About AMMO, Inc.

With its corporate offices headquartered in Scottsdale, Arizona, AMMO designs and manufactures products for a variety of aptitudes, including law enforcement, military, sport shooting and self-defense. The Company was founded in 2016 with a vision to change, innovate and invigorate the complacent munitions industry. AMMO promotes branded munitions as well as its patented STREAK™ Visual Ammunition, /stelTH/™ subsonic munitions, and armor piercing rounds for military use. For more information, please visit: www.ammo-inc.com.

About GunBroker.com

GunBroker.com is the largest online marketplace dedicated to firearms, hunting, shooting and related products. Aside from merchandise bearing its logo, GunBroker.com currently sells none of the items listed on its website. Third-party sellers list items on the site and Federal and state laws govern the sale of firearms and other restricted items. Ownership policies and regulations are followed using licensed firearms dealers as transfer agents. Launched in 1999, GunBroker.com is an informative, secure and safe way to buy and sell firearms, ammunition, air guns, archery equipment, knives and swords, firearms accessories and hunting/shooting gear online. GunBroker.com promotes responsible ownership of guns and firearms. For more information, please visit: www.gunbroker.com.

Forward Looking Statements

This document contains certain “forward-looking statements”. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies, goals and objectives of management for future operations; any statements concerning proposed new products and services or developments thereof; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

Forward looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words, or the negative thereof. These forward-looking statements present our estimates and assumptions only as of the date of this report. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. You should, however, consult further disclosures and risk factors we include in Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports filed on Form 8-K.

Investor Contact:

Reed Anderson

ICR

(646) 277-1260

IR@ammo-inc.com

AMMO, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2021	March 31, 2021
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$27,414,571	$118,341,471
Accounts receivable, net	45,653,542	8,993,920
Due from related parties	15,657	15,657
Inventories	46,466,594	15,866,918
Prepaid expenses	3,923,778	2,402,366
Total Current Assets	123,474,142	145,620,332

Equipment, net	32,368,131	21,553,226

Other Assets:
Deposits	15,585,668	1,833,429
Licensing agreements, net	4,167	41,667
Patents, net	5,649,562	6,019,567
Other intangible assets, net	139,652,716	2,220,958
Goodwill	90,870,094	-
Right of use assets - operating leases	2,707,546	2,090,162
Deferred income tax asset	892,258
TOTAL ASSETS	$411,204,284	$179,379,341

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$24,425,343	$4,371,974
Factoring liability	4,097,867	1,842,188
Accrued liabilities	5,114,768	3,462,785
Inventory credit facility	194,810	1,091,098
Current portion of operating lease liability	825,343	663,784
Current portion of note payable related party	669,463	625,147
Insurance premium note payable	285,718	41,517
Total Current Liabilities	35,613,312	12,098,493

Long-term Liabilities:
Contingent consideration payable	227,139	589,892
Notes payable related party, net of current portion	358,263	865,771
Note payable	-	4,000,000
Construction note payable, net of unamortized issuance costs	18,905	-
Operating lease liability, net of current portion	2,006,707	1,477,656
Deferred income tax liability	1,850,277	-
Total Liabilities	40,074,603	19,031,812

Shareholders’ Equity:
Series A Cumulative Perpetual Preferred Stock 8.75%, ($25.00 per share, $0.001 par value) 1,400,000 shares issued and outstanding as of December 31, 2021	1,400	-
Common stock, $0.001 par value, 200,000,000 shares authorized 115,436,404 and 93,099,067 shares issued and outstanding at December 31, 2021 and March 31, 2021, respectively	115,437	93,100
Additional paid-in capital	382,015,310	202,073,968
Accumulated deficit	(11,002,466)	(41,819,539)
Total Shareholders’ Equity	371,129,681	160,347,529
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$411,204,284	$179,379,341

AMMO, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2021	2020	2021	2020

Net Revenues
Ammunition sales	$44,069,473	$12,834,490	$112,629,655	$27,987,438
Marketplace revenue	17,596,769	-	46,646,051	-
Casing sales	3,022,944	3,785,754	10,891,897	10,305,648
	64,689,186	16,620,244	170,167,603	38,293,086

Cost of Revenues	42,166,320	13,278,338	102,457,775	32,590,149
Gross Profit	22,522,866	3,341,906	67,709,828	5,702,937

Operating Expenses
Selling and marketing	1,510,574	542,271	4,226,817	1,244,323
Corporate general and administrative	3,737,455	1,639,052	10,976,288	3,805,230
Employee salaries and related expenses	2,939,095	1,172,765	7,943,076	3,329,511
Depreciation and amortization expense	3,725,921	416,625	10,044,994	1,242,809
Loss on purchase	-	-	-	1,000,000
Total operating expenses	11,913,045	3,770,713	33,191,175	10,621,873
Income/(Loss) from Operations	10,609,821	(428,807)	34,518,653	(4,918,936)

Other Expenses
Other income	363	461,000	21,788	274,400
Interest expense	(190,319)	(1,938,630)	(468,404)	(2,704,315)
Total other expenses	(189,956)	(1,477,630)	(446,616)	(2,429,915)

Income/(Loss) before Income Taxes	10,419,865	(1,906,437)	34,072,037	(7,348,851)

Provision for Income Taxes	1,351,998	-	1,351,998	-

Net Income/(Loss)	9,067,867	(1,906,437)	32,720,039	(7,348,851)

Preferred Stock Dividend	(782,582)	-	(1,902,966)	-

Net Income/(Loss) Attributable to Common Stock Shareholders	$8,285,285	$(1,906,437)	$30,817,073	$(7,348,851)

Net Income/(Loss) per share
Basic	$0.07	$(0.04)	$0.28	$(0.15)
Diluted	$0.07	$(0.04)	$0.27	$(0.15)

Weighted average number of shares outstanding
Basic	114,757,014	47,790,105	111,289,024	47,023,094
Diluted	116,717,500	47,790,105	113,350,998	47,023,094

Non-GAAP Financial Measures

We analyze operational and financial data to evaluate our business, allocate our resources, and assess our performance. In addition to total net sales, net loss, and other results under accounting principles generally accepted in the United States (“GAAP”), the following information includes key operating metrics and non-GAAP financial measures we use to evaluate our business. We believe these measures are useful for period-to-period comparisons of the Company. We have included these non-GAAP financial measures in this Quarterly Report on Form 10-Q because they are key measures we use to evaluate our operational performance, produce future strategies for our operations, and make strategic decisions, including those relating to operating expenses and the allocation of our resources. Accordingly, we believe these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

	For the Three Months Ended		For the Nine Months Ended
	31-Dec-21	31-Dec-20	31-Dec-21	31-Dec-20

Reconciliation of GAAP net income to Adjusted EBITDA
Net Income (Loss)	$9,067,867	$(1,906,437)	$32,720,039	$(7,348,851)
Provision for income taxes	1,351,998		1,351,998
Depreciation and amortization	4,623,355	1,224,130	12,778,103	3,588,966
Loss on purchase	-	-	-	1,000,000
Excise taxes	3,982,221	1,201,841	10,317,110	2,707,534
Interest expense, net	190,319	1,938,630	468,404	2,704,315
Employee stock awards	1,045,125	240,853	2,898,250	716,589
Stock grants	65,098	65,455	197,110	213,130
Stock for services	4,200	87,500	4,200	87,500
Warrant issued for services	145,508	-	145,508	-
Other income, net	(363)	(461,000)	(21,788)	(274,400)
Contingent consideration fair value	(359,309)	(30,748)	(362,753)	(88,106)
Adjusted EBITDA	$20,116,019	$2,360,224	$60,496,181	$3,306,677

	For the Three Months Ended
	31-Dec-21		31-Dec-20

Reconciliation of GAAP net income to Fully Diluted EPS
Net Income (Loss)	$9,067,867	$0.08	$(1,906,437)	$(0.04)
Provision for income taxes	1,351,998	-		-
Depreciation and amortization	4,623,355	0.04	1,224,130	0.03
Loss on purchase	-	-	-	-
Interest expense, net	190,319	0.00	1,938,630	0.04
Employee stock awards	1,045,125	0.01	240,853	0.01
Stock grants	65,098	0.00	65,455	0.00
Stock for services	4,200	0.00	87,500	0.00
Warrants issued for services	145,508	-	-	-
Other income, net	(363)	(0.00)	(461,000)	(0.01)
Contingent consideration fair value	(359,309)		(30,748)
Adjusted Net Income	$16,133,798	$0.14	$1,158,383	$0.02

	For the Nine Months Ended
	31-Dec-21		31-Dec-20

Reconciliation of GAAP net income to Fully Diluted EPS
Net Income (Loss)	$32,720,039	$0.29	$(7,348,851)	$(0.16)
Provision for income taxes	1,351,998	-		-
Depreciation and amortization	12,778,103	0.11	3,588,966	0.08
Loss on purchase	-	-	1,000,000	0.02
Interest expense, net	468,404	0.00	2,704,315	0.06
Employee stock awards	2,898,250	0.03	716,589	0.02
Stock grants	197,110	0.00	213,130	0.00
Stock for services	4,200	0.00	87,500	0.00
Warrants issued for services	145,508	-	-	-
Other income, net	(21,788)	(0.00)	(274,400)	(0.01)
Contingent consideration fair value	(362,753)		(88,106)
Adjusted Net Income	$50,179,071	$0.44	$3,306,677	$0.07